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                                                                    Exhibit 4(j)

[FARMERS INSURANCE GROUP LOGO] F A R M E R S
                               LIFE INSURANCE

 Home Office: 3003 77th Ave. SE, Mercer Island, Washington 98040/(206) 232-8400
                                 A STOCK COMPANY

ANNUITANT JANE DOE                                     001234567 Contract Number

              INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

In this contract "we," "us," and "our" refer to Farmers New World Life Insurance Company. "You" and "your" refer to the Owner of this contract.

This contract is a legal contract between you and us. PLEASE READ YOUR CONTRACT CAREFULLY.

Your benefits under this contract, the amount of the premium, and other contract data are shown as the Contract Specifications on the last page of this contract.

SURRENDER CHARGE INFORMATION MAY BE FOUND ON PAGE 10 OF THIS CONTRACT.

The amount of the death benefit may increase or decrease as described in this contract, depending on the investment experience of the subaccounts.

The contract value of this contract may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum contract value with respect to amounts allocated to the variable account.

                                    IMPORTANT

      YOU HAVE PURCHASED A VARIABLE ANNUITY CONTRACT. CAREFULLY REVIEW IT FOR LIMITATIONS.

      THIS POLICY MAY BE RETURNED WITHIN 30 DAYS FROM THE DATE YOU RECEIVED IT. DURING THAT 30-DAY PERIOD, YOUR MONEY WILL BE PLACED IN A FIXED ACCOUNT OR MONEY-MARKET FUND, UNLESS YOU DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO UNDERLYING THE CONTRACT DURING THE 30-DAY PERIOD. IF YOU DO NOT DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO, AND IF YOU RETURN THE POLICY WITHIN THE 30-DAY PERIOD, YOU WILL BE ENTITLED TO A REFUND OF THE PREMIUM AND POLICY FEES. IF YOU DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO DURING THE 30-DAY PERIOD, AND IF YOU RETURN THE POLICY DURING THAT PERIOD, YOU WILL BE ENTITLED TO A REFUND OF THE POLICY'S ACCOUNT VALUE ON THE DAY THE POLICY IS RECEIVED BY THE INSURANCE COMPANY OR AGENT WHO SOLD YOU THIS POLICY, WHICH COULD BE LESS THAN THE PREMIUM YOU PAID FOR THE POLICY. A RETURN OF THE POLICY AFTER 30 DAYS RESULT IN A SUBSTANTIAL PENALTY, KNOWN AS A SURRENDER CHARGE.

              /s/ C. Paul Patsis                 /s/ John R. Patton

                C. Paul Patsis                     John R. Patton
                President                            Secretary

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

2000-398 NONPARTICIPATING INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY. MONTHLY INCOME BEGINS ON ANNUITY START DATE. DEATH BENEFIT PAYABLE BEFORE ANNUITY START DATE. ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SUBACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED.